Item 77.Q1 – Exhibit/ITEM 77.C

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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Filed by a party other than the Registrant /  /

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Preliminary Proxy Statement

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CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to Section 240.14a-12

MONETTA TRUST
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(Name of Registrant as Specified In Its Charter)

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Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Contents

1.

Shareholder Message

2.

Questions and Answers

3.

Notice of Special Meeting

4.

Proxy Statement

5.

Appendices

6.

Proxy Card

MONETTA TRUST

December 29, 2006

DEAR FELLOW SHAREHOLDER:

A special meeting of the shareholders of the Monetta Intermediate Bond Fund (the “Fund”), a series of the Monetta Trust (the “Trust”), will take place on January 25, 2007, at 9:00 a.m. Central Time at the Trust’s offices located at 1776-A South Naperville Road, Suite 100, Wheaton, Illinois 60187, and we are asking for your participation.  You do not need to attend the meeting to participate.  However, it is important that you take a few minutes to read the enclosed material and then vote your shares.  You may attend this meeting in person, but if you cannot do so, please complete, date, sign, and return the accompanying proxy at your earliest convenience.

THE FUND HAS ONE PROPOSAL UP FOR VOTE.  SHAREHOLDERS OF THE FUND ARE BEING ASKED TO TAKE ACTION ON THE FOLLOWING ITEM:

1.

Approval of the proposed investment subadvisory agreement between Monetta Financial Services Inc. (the “Adviser”) and Belle Haven Investments, L.P. (“Belle Haven”), under which Belle Haven will continue to provide investment subadvisory and management services to the Fund.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS APPROVING THE PROPOSAL.

NO MATTER HOW MANY SHARES YOU OWN, YOUR VOTE IS IMPORTANT.  Please join me in exercising your rights as a shareholder by reviewing the attached materials and casting your vote prior to the shareholder meeting on January 25, 2006.

We thank you for your time and attention to this important matter.

Sincerely,

/s/

Robert S. Bacarella

Robert S. Bacarella

Principal Executive Officer

QUESTIONS AND ANSWERS ABOUT THE PROPOSAL

WHAT ARE YOU VOTING ON?

The Monetta Intermediate Bond Fund (the “Fund”) is asking shareholders to vote on one proposal:

1.

To approve the proposed investment subadvisory agreement (the “Proposed Agreement”) between Monetta Financial Services Inc. (the “Adviser”) and Belle Haven Investments, L.P. (“Belle Haven” or, alternatively, the “Subadviser”), under which Belle Haven will continue to provide investment subadvisory and management services to the Fund.

WHAT ROLE DOES BELLE HAVEN PLAY?

Belle Haven is the current subadviser to the Fund, and supervises the Fund’s investment portfolio, assists the Board of Trustees of the Trust and the Adviser in the management of the Fund, and furnishes the Fund with a continuous investment management program.

WHAT IS THE REASON FOR THE PROPOSED AGREEMENT?

Prior to December 1, 2006, Ambassador Capital Management LLC (“Ambassador”) served as the investment subadviser to the Fund pursuant to an investment subadvisory agreement between the Adviser and Ambassador originally dated as of December 3, 2001 (the “Original Agreement”).  At a meeting held on November 13, 2006, the Board of Trustees of the Trust (the “Board”), after meeting with representatives of Belle Haven, approved the Adviser’s recommendation to terminate the Original Agreement with Ambassador as it relates to the Fund and to hire Belle Haven as the subadviser to the Fund.  At that meeting, the Board, including the Independent Trustees voting separately, approved an Interim Investment Subadvisory Agreement (the “Interim Agreement”) between the Adviser and Belle Haven, as permitted by the Investment Company Act of 1940 (the “1940 Act”) rules.  The Interim Agreement is similar in all material respects to the Original Agreement, except where mandated by the 1940 Act rules.  The Board, including the Independent Trustees voting separately, recommended that shareholders approve a new Subadvisory Agreement between the Adviser and Belle Haven (the “Proposed Agreement”) to take effect after approval of the shareholders at a special meeting of the shareholders.  Other than the higher fees payable from the Adviser to the Subadviser, the Proposed Agreement is similar in all material respects to the Original Agreement and the Interim Agreement.  The fee structure of the Proposed Agreement is discussed in the “NEW ADVISORY AGREEMENT” section of the proxy statement, below.  The Investment Advisory Agreement between the Trust and the Adviser was unaffected by the aforementioned events, and remains unchanged.  The fees paid by the Fund for advisory services remains unchanged.

HAVE THE TRUSTEES APPROVED THE PROPOSAL?

Yes.  The Trustees, including all of the Independent Trustees, unanimously approved the proposal on November 13, 2006 and recommend that you vote to approve it.

HOW MANY VOTES MAY I CAST?

As a shareholder, you are entitled to one vote for each share you own of the Fund on the record date, and each fractional share is entitled to a proportionate share of one vote.  The record date is December 26, 2006.

HOW TO VOTE YOUR SHARES

Voting your shares is easy and will only take a few minutes.  You may use any of the following methods:

•

By Mail. Please indicate your voting instructions on the enclosed proxy card, sign and date it, and return it in the envelope provided, which needs no postage if mailed in the United States. Please mail your proxy promptly.

•	In Person. Any shareholder who attends the Meeting in person may vote by ballot at the Meeting.

Please note: if you sign and date your proxy card, but do not provide voting instructions, your shares will be voted FOR the proposal.

WHOM DO I CALL FOR MORE INFORMATION?

If you need more information, please call 1-800-MONETTA, ext. 233.

The information on these pages is only a summary.  Before you vote, please read the following proxy statement.  It’s important to participate and vote as soon as you can.

NOTICE OF SPECIAL MEETING

TO ALL SHAREHOLDERS OF THE MONETTA INTERMEDIATE BOND FUND

Notice is hereby given that a special meeting of the shareholders of the Monetta Intermediate Bond Fund (the “Fund”) will be held at 1776-A South Naperville Road, Suite 100, Wheaton, IL 60187, on January 25, 2007, beginning at 9:00 a.m. Central Time for the following purposes:

1.

To approve a new investment subadvisory agreement between the Monetta Financial Services Inc. and Belle Haven Investments, L.P.

The close of business on December 26, 2006, was fixed as the record date for determining which shareholders are entitled to notice of the meeting and any adjournments thereof and are entitled to vote.

By order of the Board of Trustees,

/s/ Robert S. Bacarella

Robert S. Bacarella

Chairman, Board of Trustees

December 29, 2006

PROXY STATEMENT

PROXY STATEMENT FOR THE SPECIAL MEETING OF SHAREHOLDERS
OF THE MONETTA INTERMEDIATE BOND FUND

TO BE HELD ON JANUARY 25, 2007

Monetta Trust
1776-A South Naperville Road, Suite 100
Wheaton, Illinois 60187

PURPOSE OF THIS DOCUMENT

This proxy statement is being furnished to shareholders of the Monetta Intermediate Bond Fund (the “Fund”) in connection with the solicitation of proxies by and on behalf of the Board of Trustees (collectively, the “Board” or “Trustees” and individually, “Trustee”) of the Monetta Trust (the “Trust”) for use at the Special Meeting (the “Meeting”).  The Meeting will be held at 1776-A South Naperville Road, Suite 100, Wheaton, Illinois, 60187, on January 25, 2007, beginning at 9 a.m. Central Time.  This proxy statement is first being mailed to shareholders on or about December 29, 2006.

WHO MAY VOTE

The Board of Trustees has fixed the record date as of the close of business on December 26, 2006.  Only holders of shares of the Fund at the close of business on the record date are entitled to notice of, and to vote at, the Meeting.

Appendix A lists any Trustees and officers of the Trust who owned more than 1% of the Fund, lists the aggregate number of shares of the Fund owned by the Adviser and the Trustees and officers of the Trust, and lists all shareholders who owned 5% or more of the Fund.

Shareholders as of the record date are entitled to one vote for each share, and each fractional share is entitled to a proportionate share of one vote, upon each matter properly submitted to the Meeting.  Shareholders may vote on such other business as may properly come before the Meeting as required by law.

HOW TO VOTE

You can vote by mail or in person.

If you vote by mail, complete, date, sign, and return the enclosed proxy card in the accompanying envelope.  If you properly execute and return your proxy card prior to the Meeting, your shares will be voted in accordance with the instructions marked on the proxy card.  If no instructions are marked on the proxy card, the proxies will be voted FOR the proposal described in this proxy statement.

Robert S. Bacarella, President, Maria Cesario De Nicolo, Secretary, and Christina M. Curtis, Asst. Secretary, the persons named in the accompanying form of proxy, intend to be present at the meeting.  No Trustees intend to present any other business at the meeting.  If, however, any other matters are properly brought before the meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with their judgment.  If you object to our voting other matters on your behalf, please tell us so in writing before the meeting.  You may revoke your proxy at any time prior to its exercise by voting in person at the meeting or by submitting, before the meeting, written notice of revocation or a later-dated proxy.

QUORUM AND VOTING REQUIREMENTS

In order to take action on the proposal, a “quorum” or 30% of the outstanding shares entitled to be cast on the proposal must be represented in person or by proxy.  Any lesser number, however, shall be sufficient for adjournments.

Approval of the proposed investment subadvisory agreement (the “Proposed Agreement”) with Belle Haven Investments, L.P. (“Belle Haven” or the “Subadviser”) requires the favorable vote of a majority of the eligible votes of the Fund as defined by the 1940 Act.  A majority of eligible votes of the Fund is the affirmative vote of the lesser of (i) 67% of the voting securities represented at the Meeting, if the holders of more than 50% of the total eligible votes of the Fund are represented at the meeting, or (ii) more than 50% of the total eligible votes of the Fund.

If a quorum is not present at a meeting, or if sufficient votes to approve a proposal are not received, the persons named as proxies may propose one or more adjournments of such meeting to permit further solicitation of proxies.

A shareholder vote may be taken on any other matter to come properly before the Meeting prior to such adjournment(s) if sufficient votes to approve such matters have been received and such vote is otherwise appropriate.  The Board of Trustees does not presently know of any matter to be considered at the Meeting other than the matters described in the Notice of Special Meeting accompanying this proxy statement.

Abstentions and broker “non-votes” (proxies received from brokers or nominees indicating that they have not received instructions from the beneficial owner or other person entitled to vote) will be counted as present for purposes of determining the presence of a quorum, but will not be counted as votes FOR Proposal 1.  Accordingly, abstentions and broker non-votes will have the effect of a vote AGAINST Proposal 1.

SOLICITATION OF PROXIES

In addition to the solicitation of proxies by mail, officers of the Trust, the Adviser, and the Subadviser may also solicit proxies electronically, by telephone, by fax, in person, or by other means.  Any costs of such solicitation will be paid by the Adviser, and not by the Fund.

Additional information about the Trust and the Fund and their operations may be found throughout the proxy statement.

PROPOSAL 1:

TO APPROVE THE PROPOSED AGREEMENT WITH BELLE HAVEN INVESTMENTS, L.P.

THE BOARD OF TRUSTEES, INCLUDING A MAJORITY OF THE INDEPENDENT TRUSTEES VOTING IN PERSON, HAS APPROVED, AND RECOMMENDS THAT SHAREHOLDERS OF THE FUND APPROVE, THE PROPOSED AGREEMENT WITH BELLE HAVEN INVESTMENTS, L.P.  This action is being taken as a result of a decision by the Board to replace Ambassador Capital Management LLC (“Ambassador”) as the subadviser to the Fund.  As described in more detail under the heading “Matters Considered by the Trustees,” this recommendation is the result of evaluation by the full Board of Trustees of a substantial amount of information, including information prepared by independent sources, the Adviser, and Belle Haven.

Other than the fees to be paid to Belle Haven by the Adviser, the Proposed Agreement is materially similar to, and is essentially a continuation of, the current investment subadvisory agreement between the Adviser and Belle Haven (the “Interim Agreement”), which was approved by the Board.  The Interim Agreement is similar in all material respects, other than as required by the rules under the 1940 Act, to the investment subadvisory agreement between the Adviser and Ambassador (the “Original Agreement”), which was approved by the shareholders of the Fund on or about December 3, 2001.

THE ORIGINAL AGREEMENT

On December 3, 2001, the Adviser and Ambassador entered into the Original Agreement pursuant to which Ambassador has acted as investment subadviser for the Fund, as well as the Monetta Government Money Market Fund and the fixed-income portion of the Monetta Balanced Fund, two other series of the Trust.  The shareholders of the Fund approved the Original Agreement at a special meeting of the shareholders held on December 3, 2001.

Under the terms of the Original Agreement, Ambassador acted as the investment subadviser for the Fund and managed the investment and reinvestment of the assets of the Fund subject to the supervision of the Adviser and the Board of Trustees.  As payment for Ambassador’s services, the Adviser paid Ambassador a fee based upon a percentage of net assets under its management as follows:  0.10% of the Fund’s average daily net assets in excess of $30 million.  For the fiscal year ended December 31, 2005, Ambassador was paid $0 for its services to the Fund.

In the absence of willful misfeasance, bad faith, or gross negligence or reckless disregard of its obligations and duties, Ambassador was not subject to liability to the Fund or any shareholder for any act or omission in the course of, or in connection with, rendering services under the Original Agreement or for any losses that may be sustained in the purchase, holding or sale of any security.

The Original Agreement became effective on December 3, 2001.  It initially remained in effect until December 3, 2003, and thereafter, from year to year, provided that such continuance was annually approved by the Board of Trustees in the manner required by the 1940 Act.

CHANGE IN SUBADVISER

As required by the 1940 Act, the Original Agreement provided that the Adviser or the Board may terminate the Original Agreement, without penalty, on sixty days’ written notice to Ambassador.  After discussion with Ambassador, the Adviser on September 1, 2006 delivered a letter to Ambassador stating that the Adviser intended to terminate the portion of the Original Agreement applicable to the Fund on November 1, 2006.  The termination date was subsequently extended to the close of business on November 30, 2006.

On November 13, 2006, the Board of the Trust held its regular meeting.  At that meeting, the Board reviewed the Adviser’s recommendation to terminate Ambassador as the subadviser to the Fund, and to hire Belle Haven as the new subadviser to the Fund.  The Board reviewed the Fund’s recent investment performance, the Fund’s historical asset levels, and the performance of Ambassador as a subadviser to the Fund.  Two representatives from Belle Haven were introduced to the Board at the November 13 meeting, and they gave the Board a presentation covering, among other things, Belle Haven’s investment advisory and broker/dealer businesses, Belle Haven’s investment team and philosophy, and Belle Haven’s past performance against its chosen benchmark for private accounts.  The Board discussed a variety of issues with Belle Haven’s representatives, including Belle Haven’s services and the manner in which they are provided, Belle Haven’s investment management track record, Belle Haven’s proposed fees and fee structure, the potential profits to be realized by Belle Haven, and any potential economies of scale in the fee structure.  The Adviser also informed the Board that the Adviser, and not the Fund, would be responsible for the payment of Belle Haven’s fees, and noted that the Adviser did not expect the Fund’s expenses to increase if Belle Haven were to be the Fund’s subadviser.  Following further discussion and review of Belle Haven’s credentials, including a review of Belle Haven’s portfolio managers, the Board authorized the termination of the Original Agreement with Ambassador, as well as hiring Belle Haven as the new subadviser to the Fund.

INTERIM AGREEMENT

Section 15(a) of the 1940 Act provides that it is unlawful for any person or entity to act as an investment adviser to a fund, unless the investment advisory services provided by the adviser are provided pursuant to a written contract that is approved by a vote of a majority of the outstanding voting securities of the fund.  However, Rule 15a-4 under the 1940 Act permits a person or an entity to provide investment advisory services to a fund pursuant to a contract that has not been approved by the shareholders of the fund (an “interim contract”) while the fund seeks shareholder approval of a permanent contract with the adviser, provided that (a) the interim contract has a duration of not more than 150 days; (b) the compensation received by the adviser under the interim contract is no greater than the compensation received by the adviser under the old contract; and (c) the board of directors of the fund have approved the interim contract no later than 10 days after the termination of the old contract.

Because the Original Agreement was terminated by the Board and the Adviser as of the close of business on November 30, 2006, a new interim investment advisory contract arrangement was necessary.  To ensure the continuity of advisory services provided to the Fund, the Trustees, including the Independent Trustees voting in person and separately, approved on November 13, 2006 an interim investment subadvisory agreement between the Adviser and Belle Haven (the “Interim Agreement”) that contains substantially the same terms and conditions as the Original Agreement with Ambassador, but also contains findings and additional terms required under the rules of the 1940 Act and provides for fees to be held in escrow pending shareholder approval.

The Interim Agreement became effective as of December 1, 2006 (the “Effective Date”), and shall automatically terminate upon the first of the following to occur: (1) approval of a final investment subadvisory agreement by a majority of the outstanding voting securities of the Fund (as sought in this proxy statement); (2) on May 1, 2007; (3) in the event of a change in control of Belle Haven and subsequent “assignment” of the Interim Agreement (except as otherwise permitted by the 1940 Act or rules thereunder); (4) by the Trustees or the shareholders, without payment of any penalty at any time, upon ten (10) days’ written notice to Belle Haven; or (5) by the Adviser, without the payment of any penalty, upon sixty (60) days’ written notice to Belle Haven.

As was the case under the Original Agreement with Ambassador, Belle Haven receives compensation under the Interim Agreement in an amount equal to an annual rate of 0.10% of the average daily net assets of the Fund in excess of $30 million.  Due to the size of the Fund’s net assets, Belle Haven is expected to be owed no compensation by the Adviser for the services it has performed during the current fiscal year.  Under the Original Agreement, Ambassador was paid $0 for its services for the fiscal year ended December 31, 2005, and received no compensation during fiscal year 2006.  Belle Haven’s compensation, if any, under the Interim Agreement is paid entirely by the Adviser, at no additional charge to the Fund.  Any compensation earned by Belle Haven under the Interim Agreement will be held in an interest-bearing escrow account with the Trust’s custodian. If the holders of a majority of the Fund’s outstanding voting securities approve a new investment advisory agreement before the end of the 150-day period, then the amount in the escrow account (including interest earned) will be paid to Belle Haven. However, if the shareholders do not approve a new investment advisory agreement with the Adviser within the 150-day period, then Belle Haven will be paid, out of the escrow account, the lesser of any costs incurred by Belle Haven in performing the Interim Agreement (plus interest earned on that amount while in escrow) or the total amount in the escrow account (plus interest earned).

NEW ADVISORY AGREEMENT

Because the Interim Agreement will terminate automatically no later than 150 days after December 1, 2006, the Board of Trustees of the Trust was asked to consider a new investment subadvisory contract arrangement between the Adviser and Belle Haven. The new Investment Subadvisory Agreement (the “Proposed Agreement”) would begin after its approval by the shareholders of the Fund. Other than the fees to be paid by the Adviser to the Subadviser (described below), the Proposed Agreement contains substantially the same terms and conditions as the Interim Agreement.

Under the Interim Agreement, Belle Haven receives the same compensation as Ambassador received under the Original Agreement.  As noted above, under the Interim Agreement, Belle Haven currently receives compensation at an annual rate of 0.10% of average daily net assets of the Fund in excess of $30 million.  Under the Proposed Agreement, Belle Haven’s annual fee is 0.25% of average daily net assets, with no minimum threshold requirement.  For the fiscal year ended December 31, 2005, Belle Haven would have received compensation from the Adviser totaling $22,319 if the fee of 0.25% of the average daily net assets outlined in the Proposed Agreement was in effect.  This fee will be paid entirely by the Adviser, and will result in no additional costs to the Fund.  The Adviser’s fee will not be changed at this time, and the Adviser does not anticipate increasing its fees to the Fund in the event the Proposed Agreement is approved by the Fund’s shareholders.  In addition to its subadvisory fee, Belle Haven, as a registered Broker/Dealer will also be entitled to receive 12b-1 fees on assets invested in the Fund by Belle Haven’s Broker/Dealer clients.

The Adviser has advised the Trustees and the Fund that these fee changes are not expected to affect the expenses of the Fund, since the Adviser, and not the Fund, will pay the additional subadvisory fees to Belle Haven.  Following a discussion of the merits Belle Haven as a subadviser and the potential costs and benefits to the Fund (see “CHANGE IN SUBADVISER” above, and “MATTERS CONSIDERED BY THE TRUSTEES” below), and to ensure the continuity of investment subadvisory services provided to Fund, the Trustees, including the Independent Trustees voting in person and separately, approved the Proposed Agreement and recommended that shareholders approve the Proposed Agreement to take effect immediately after the meeting of Shareholders.

INFORMATION CONCERNING BELLE HAVEN INVESTMENTS, L.P.

All information in this proxy statement concerning Belle Haven Investments, L.P. has been provided by Belle Haven Investments, L.P. Belle Haven Investments, L.P., with offices at 5 Greenwich Office Park, Greenwich, Connecticut 06831, is a Connecticut limited partnership and has been registered with the Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940 since January 23, 2006.  Belle Haven invests and advises in excess of $110,000,000 in client assets through managed accounts, fund vehicles and consulting agreements. Belle Haven was registered on October 14, 1991 with the NASD as a registered broker/dealer.

The officers and general partners of Belle Haven are listed in Appendix B.

For the fiscal year ended December 31, 2005, the Fund paid no brokerage commissions to Belle Haven or any of its affiliated entities.

TERMS OF THE PROPOSED AGREEMENT WITH BELLE HAVEN INVESTMENTS, L.P.

Shareholders are being asked to approve the Proposed Agreement between the Adviser and Belle Haven Investments, L.P.  The only material difference between the Proposed Agreement and the currently effective Interim Agreement is the compensation to be paid by the Adviser to Belle Haven.  This will not result in any additional fees or expenses to the Fund, as the compensation is paid by the Adviser out of its own assets. The following discussion of the Proposed Agreement is qualified in its entirety by reference to the form of the Proposed Agreement set forth in Appendix C.

As under the Interim Agreement, and like Ambassador under the Original Agreement, Belle Haven agrees to act as the investment subadviser for the Fund and manage the investment and reinvestment of the assets of the Fund subject to the supervision of the Board of Trustees and the Adviser.  Belle Haven will be responsible for complying with the Fund’s stated policies and all applicable laws. As payment for its services, the Adviser will pay Belle Haven an annual fee based upon a percentage of average daily net assets of the Fund:  0.25% of the Fund’s average daily net assets.  This fee is paid entirely by the Adviser out of its own assets.  While this fee is greater than the fee paid to Ambassador under the Original Agreement and to Belle Haven under the Interim Agreement, it is not anticipated to result in any increased fees to the Fund.  The increases in the amounts paid to the Fund’s subadviser (see Note 2, above), will be borne entirely by the Adviser.

In the absence of willful misfeasance, bad faith or gross negligence or reckless disregard of its obligations and duties, Belle Haven will not be subject to liability to the Fund or any shareholder for any act or omission in the course of, or in connection with, rendering services under the Proposed Agreement or for any losses that may be sustained in the purchase, holding or sale of any security.  This is no different than Ambassador’s liabilities under the Original Agreement or Belle Haven’s liabilities under the Interim Agreement.

The Proposed Agreement shall become effective upon approval after the Special Meeting of Shareholders in accordance with the 1940 Act. Unless sooner terminated as provided, it shall remain in effect for an initial period of two years. Thereafter, subject to the termination provisions, the Proposed Agreement shall continue in force from year to year, but only as long as such continuance is specifically approved, at least annually, in the manner required by the 1940 Act; provided, however, that if the continuation of the Proposed Agreement is not approved, Belle Haven may continue to serve in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder. In addition, the Proposed Agreement shall automatically terminate in the event of an assignment (except as otherwise permitted by the 1940 Act or rules thereunder) and may be terminated by the Adviser or the Trust, without payment of any penalty at any time, upon 60 days’ written notice to Belle Haven.

If the Proposed Agreement is not approved by the Shareholders at the Meeting, the Interim Agreement with Belle Haven will continue in effect for the remainder of its 150-day period (unless terminated sooner), while the Trustees consider other courses of action.

MATTERS CONSIDERED BY THE TRUSTEES

At a regular meeting on November 13, 2006 the Trustees, including all of the Independent Trustees meeting in person, discussed the proposed change in the subadviser to the Fund, the Interim Agreement, and the Proposed Agreement. At that meeting, the Trustees, including all of the Independent Trustees, approved the Proposed Agreement to take effect following approval by shareholders, and also called for a meeting of shareholders to approve the Proposed Agreement.

The Board also reviewed the impact of this change of subadviser on the Fund, including the termination of the Original Agreement with Ambassador in place for the Fund at that time.  The Board noted that, by approving the Adviser’s recommendation to terminate the Original Agreement, the Board would need to approve the Interim Agreement, while at the same time seeking shareholder approval of the Proposed Agreement for the Fund.  The Adviser presented the Board with a draft form of the Interim Agreement between the Adviser and Belle Haven, which did not differ significantly from the Original Agreement previously approved by the shareholders on December 3, 2001, and renewed annually by the Board in conformance with the requirements of the 1940 Act.  The Adviser also presented the Board with a draft form of the Proposed Agreement between the Adviser and Belle Haven, only differs significantly in terms of the fees to be paid to Belle Haven by the Adviser (see “NEW ADVISORY AGREEMENT” above).  The process of the Board’s earlier renewal of the Original Agreement was discussed in greater detail in the Fund’s Annual Report for the period ended December 31, 2005.

With respect to each of the Interim and Proposed Agreements, the Board considered factors such as (i) the nature, extent and quality of services to be provided by Belle Haven under the Interim Agreement and Proposed Agreement; (ii) the performance of the Fund under the Original Agreement, and the performance of Belle Haven’s private accounts with similar investment strategies to the Fund; (iii) the cost of the services to be provided and profits to be realized by Belle Haven and its affiliates under the Interim Agreement and Proposed Agreement; (iv) the extent to which economies of scale will be realized as the Fund grows; and (v) whether the fee schedules under the Interim Agreement and Proposed Agreement reflect those economies of scale.

The Board was informed that Belle Haven has been a broker / dealer specializing in fixed income securities for over a decade, and that Belle Haven began its discretionary management of fixed income portfolios in 2002.  The Board was also informed that Belle Haven has developed an investment strategy that seeks to capitalize on both the short-term and long-term market inefficiencies associated with the fixed income market, and Belle Haven explained that strategy to the Board.  The Board believes that the Fund will benefit from the Subadviser’s experience and time-developed strategies related to investments in fixed income securities and from Belle Haven’s experience and relationships developed as a broker / dealer specializing in fixed income securities.  The Board also examined the Fund’s recent performance as compared to its benchmark, as well as Belle Haven’s track record against its benchmark.  The Board acknowledged that past performance is no guarantee of future results, but recognized that Belle Haven has provided comparatively strong historical returns utilizing its investment strategy, and found that the Fund could benefit from Belle Haven’s strategy.

The Board also reviewed the fee schedules for the Fund, which did not change since the Adviser paid all of Ambassador’s fees under the Original Agreement as well as Belle Haven’s fees under the Interim Agreement, and which will not change under the Proposed Agreement for the same reason.  The Board also reviewed Belle Haven’s profitability under the Proposed Agreement.  The Board also noted that, despite the increase in fees to be paid to the Fund’s subadviser under the Proposed Agreement, there were no changes in the compensation to be paid to the Adviser or increases in the Fund’s expenses under the Interim Agreement or Proposed Agreement from the Original Agreement.  While Ambassador received no monetary compensation under the Original Agreement during fiscal year 2005 (due to the asset level of the Fund), Belle Haven will receive monetary compensation if the Proposed Agreement is approved at the Meeting.  The Board also noted that the proposed fee schedule contains no “breakpoints” at higher levels.  While this could result in profits to Belle Haven, the Board found that any such profits would not be excessive at the Fund’s current or recent asset levels.  If the Fund subsequently grows dramatically in assets and the Board were to determine that Belle Haven’s profits under the Proposed Agreement are excessive, the Board would consider modifying the Proposed Agreement to include breakpoints in Belle Haven’s fees; however, the Board felt that such breakpoints are unnecessary at the present time given the asset size of the Fund and the fees expected to be earned by Belle Haven.

The Board also discussed Belle Haven’s distribution channels, and the possibility of increased marketing of the Fund.  The Board also believed that Belle Haven’s relationships and past performance history could result in an increase of the assets under the Fund’s management.

The Board concluded that a change in the subadviser to the Fund was in the best interests of the Trust and the shareholders of the Fund, and that the Adviser should enter into the Interim Agreement with Belle Haven with respect to the Fund.  The Board also approved the form of the Proposed Agreement, and instructed the officers of the Trust and the Adviser to seek shareholder approval of the Proposed Agreement following the termination of the Original Agreement.

The Board of Trustees, including the Independent Trustees, recommends that the shareholders of the Fund vote FOR the Proposal.

SUBMISSION OF SHAREHOLDER PROPOSALS

The Trust is not required to hold annual shareholders meetings, and it does not intend to do so.

The Trust may hold special meetings as required or as deemed desirable by its Board of Trustees for other purposes, such as changing fundamental policies, electing or removing trustees, or approving or amending an investment advisory or subadvisory agreement.  In addition, special shareholder meetings may be called by any Trustees or the President of the Trust upon written request, which request shall specify the purpose or purposes for which such meeting is to be called, of shareholders holding in the aggregate not less than 10% of the outstanding shares entitled to vote on the matters specified in such written request.

Shareholders wishing to submit proposals for inclusion in a proxy statement for a future shareholder meeting should send their written submissions to Monetta Trust, 1776-A South Naperville Road, Suite 100, Wheaton, IL 60187.

Proposals must be received a reasonable time in advance of a proxy solicitation to be included.  Submission of a proposal does not guarantee inclusion in a proxy statement because the proposal must comply with certain federal securities regulations

SHAREHOLDER REPORTS

The Trust will furnish, without charge, a copy of its most recent Annual Report and Semi-Annual Report to any shareholder upon request.  Shareholders desiring a copy of such reports should direct all written requests to the Monetta Trust, 1776-A South Naperville Road, Suite 100, Wheaton, IL 60187, or should call Monetta at (630) 462-9800 or email the Trust at info@monetta.com.

NOTICE TO BANKS, BROKER-DEALERS AND VOTING TRUSTEES AND THEIR NOMINEES

Please advise the Trust in writing whether other persons are the beneficial owners of the shares for which proxies are being solicited and, if so, the number of copies of the proxy statements, other soliciting material and Annual Reports (or Semi-Annual Reports) you wish to receive in order to supply copies to the beneficial owners of shares.  Write to the Monetta Trust, 1776-A South Naperville Road, Suite 100, Wheaton, IL 60187.

LIST OF APPENDICES

APPENDIX A:	Large Shareholders
APPENDIX B:	Officers and Directors of Belle Haven Investments, L.P.
APPENDIX C:	Proposed Investment Subadvisory Agreement

APPENDIX A

LARGE SHAREHOLDERS

The following table sets forth the name and holdings of any persons known by the Trust to be a record owner of more than 5% of the outstanding shares of the Fund as of December 26, 2006. Other than as indicated below, the Trust is not aware of any shareholder that beneficially owns in excess of 25% of the Fund’s total outstanding shares.

MONETTA INTERMEDIATE BOND FUND

Shareholders known by the Trust to own of record more than 5% of the outstanding shares of the Monetta Intermediate Bond Fund shares on December 26, 2006 and the percentage of the outstanding shares owned on that date are listed below.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT (%) OF OUTSTANDING SHARES
Robert S. Bacarella	50,069.919	6.97%
NFS LLC FEBO Amodeo Limited Partnership	49,662.660	6.91%

The mailing address for the above accounts is: C/O Monetta Financial Services, Inc., 1776-A South Naperville Rd. Suite 100, Wheaton, IL 60187.

The following table lists the shares of the Monetta Intermediate Bond Fund beneficially owned by each of the Trustees and officers of the Trust as of December 26, 2006.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT (%) OF OUTSTANDING SHARES
Robert S. Bacarella	50,069.919	6.97%

As of December 26, 2006, securities of the Monetta Intermediate Bond Fund shares owned by all officers and Trustees, including beneficial ownership, as a group represented 7.43% of the outstanding shares of the Fund.

The shareholders listed above own shares for investment purposes and have no known intention of exercising any control of the Fund.

ELIGIBLE VOTES

As of the record date, there were a total of 718,548.059 eligible votes for the Monetta Intermediate Bond Fund.

APPENDIX B

OFFICERS AND GENERAL PARTNERS OF BELLE HAVEN INVESTMENTS, L.P.

The principal occupation of each of the officers is working for Belle Haven Investments, L.P. Belle Haven Investments, L.P. maintains its principal offices at 5 Greenwich Office Park, Greenwich, Connecticut 06831, which is also the mailing address of each of the officers and directors listed below unless otherwise indicated.

OFFICERS

NAME	POSITION
J. Matthew Dalton	Principal Executive Officer
Kevin J. Cavanagh	Executive Vice President, Chief Financial Officer, Chief Compliance Officer
Duane McAllister	Senior Vice President

DIRECTORS:  Belle Haven Investments, L.P. is a limited partnership, and as such, it has no directors.  Belle Haven Capital Management, Inc. is the corporate general partner of Belle Haven Investments, L.P.  The Directors of Belle Haven Capital Management, Inc. are J. Matthew Dalton and Mark Steffen.

LARGE OWNERS OF BELLE HAVEN INVESTMENTS, L.P.

The following individuals each own 10% or more of the outstanding partnership interests of Belle Haven Investments, L.P., and the mailing address of each is Belle Haven Investments, L.P.’s principal offices at 5 Greenwich Office Park, Greenwich, Connecticut 06831:

J. Matthew Dalton

Mark W. Steffen

Duane McAllister

OFFICERS OR DIRECTORS OF THE ADVISER AND OF THE TRUST

None of the officers or Trustees of the Trust are also officers, employees, directors, general partners, or shareholders of Belle Haven Investments, L.P.

APPENDIX C

FORM OF PROPOSED INVESTMENT SUB-ADVISORY AGREEMENT

INVESTMENT SUB-ADVISORY AGREEMENT

WITH BELLE HAVEN INVESTMENTS L.P.

THIS AGREEMENT, made this ____ day of _________, is by and between Monetta Financial Services, Inc., a Delaware corporation (the “Adviser”), registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Belle Haven Investments L.P., registered as an investment adviser under the Advisers Act (the “Sub-Adviser”), relating to the Sub-Adviser’s services for certain portfolios of Monetta Trust (the “Company”), an open-end diversified management investment company of the series type, registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

WHEREAS, the Adviser is the investment adviser to the Company, and the Adviser desires to retain the Sub-Adviser to furnish the Monetta Intermediate Bond Fund, a series of the Company (the “Fund”), with portfolio selection and related research and statistical services in connection with the Adviser’s investment advisory activities on behalf of the fund, and the Sub-Adviser desires to furnish such services to the Adviser;

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, it is agreed as follows:

1.

Appointment of Sub-Adviser.  In accordance with and subject to the investment advisory agreement (the “Investment Advisory Agreement”) between the Company and the Adviser, the Adviser hereby appoints the Sub-Adviser to perform portfolio selection and related research and statistical services described herein for investment and reinvestment of the Funds’ investment assets, subject to the control and direction of the Adviser and Company's Board of Trustees, for the period and on the terms hereinafter set forth.  The Sub-Adviser accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided.  The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Company or the Adviser in any way or otherwise be deemed an agent of the Company or the Adviser.

2.

Services of Sub-Adviser.  The Sub-Adviser shall provide the following services and assume the following obligations with respect to the Fund:

(a)

The investment of the assets of the Fund shall at all times be subject to the applicable provisions of the Trust’s Agreement and Declaration of Trust, the by-laws, the registration statement, the effective prospectus and the statement of additional information of the Company relating to the Fund (the “Fund Documents”) and shall conform to the investment objectives, policies and restrictions of the Fund as set forth in such documents and as interpreted from time to time by the Board of Trustees of the Company and by the Adviser.  Copies of the Fund Documents have been submitted to the Sub-Adviser, which acknowledges receipt and review of the Fund Documents.  The Adviser agrees to provide copies of all amendments to or restatements of the Fund Documents to the Sub-Adviser on a timely and on-going basis but in all events prior to such time as said amendments or restatements become effective. The Sub-Adviser will be entitled to rely on all such documents furnished to it by the Adviser.  Within the framework of the investment objectives, policies and restrictions of each respective Fund, and subject to the supervision of the Adviser, the Sub-Adviser shall have responsibility for making and executing investment decisions for the Funds.  In carrying out its obligations to manage the investments and reinvestments of the assets of the Funds, the Sub-Adviser shall:  (i) obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries, the securities of which are included in the Fund’s investment portfolio or are under consideration for inclusion therein; (ii) under the supervision of the Adviser, formulate and implement a continuous investment program for the Fund consistent with the investment objective and related investment policies as set forth in the Fund Documents, as amended; and (iii) take such steps as are necessary to implement the aforementioned investment program by purchase and sale of securities including the placing, or directing the placement through an affiliate of the Sub-Adviser in accordance with applicable regulatory requirements, of orders for such purchases and sales.

(b)

In connection with the purchase and sale of securities of the Fund, the Sub-Adviser shall arrange for the transmission to the custodian for the Fund and, as directed by the Adviser, any other persons retained by the Fund on a daily basis such confirmations, trade tickets and other documents as may be necessary to enable them to perform their administrative responsibilities with respect to the Fund’s investment portfolio.  The Sub-Adviser shall render such reports to the Adviser and/or to the Company’s Board of Trustees concerning the investment activity and portfolio composition of the Fund in such form and at such intervals as the Adviser or the Board of Trustees may from time to time require.  The Sub-Adviser agrees that all documents and records maintained by it with respect to the Fund, are the property of the Company and will be surrendered to the Company or the Adviser upon the request of either.

(c)

The Sub-Adviser shall, in the name of the Fund, place or direct the placement of orders for the execution of portfolio transactions in accordance with the policies of the Fund, as set forth in the Fund Documents, as amended from time to time, and under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act. In connection with the placement of orders for the execution of the Fund’s portfolio transactions, the Adviser shall create and maintain all necessary brokerage records of the Fund in accordance with all applicable laws, rules and regulations, including but not limited to, records required by Section 31(a) of the 1940 Act.

(d)

In placing orders or directing the placement of orders for the execution of portfolio transactions, the Sub-Adviser shall select brokers and dealers for the execution of the Fund’s transactions.  In selecting brokers or dealers to execute such orders, the Sub-Adviser will use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance the Sub-Adviser’s investment research and portfolio management capability generally.

The Sub-Adviser shall use the same skill and care in providing services to the Fund as it uses in providing services to fiduciary accounts for which it has investment responsibility.  The Sub-Adviser will conform with all applicable federal and state laws, rules and regulations, including the 1940 Act, the Advisers Act and the Insider Trading and Securities Fraud Enforcement Act of 1988 and all rules and regulations thereunder.  Further, the Sub-Adviser shall at all times keep in effect a Code of Ethics consistent with the rules and regulations under both the Advisers Act and the 1940 Act.

The Sub-Adviser will treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund and prior, present or potential shareholders, including any “nonpublic personal information” as defined in Rule 3(t) of Regulation S-P, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld and will be deemed granted where Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund).

3.

 Expenses.  The Sub-Adviser will bear all expenses in connection with the performance of its services under this Agreement, including the Sub-Adviser’s office facilities, equipment and personnel used in carrying out the Sub-Adviser’s duties hereunder, which expenses shall not include brokerage fees or commissions in connection with the effectuation of securities transactions for the Fund.

4.

Compensation.  In payment for the investment sub-advisory services to be rendered by the Sub-Adviser in respect of the Fund hereunder, the Adviser shall pay to the Sub-Adviser as full compensation for all services hereunder a fee computed at an annual rate, as outlined below, which shall be a percentage of the average net assets of the Fund.  The fee shall be accrued daily, paid monthly and shall be based on the net asset values of all of the issued and outstanding shares of the Monetta Intermediate Bond Fund, as determined as of the close of each business day pursuant to the Fund Documents.

The amount of such annual fee for the Fund is described in the schedule below:

Fund

Fee

Monetta Intermediate Bond Fund

          0.25%

5.

Effective Date, Renewal and Termination.  This Agreement shall become effective as of the date first above written and, unless otherwise terminated, shall continue for two years and from year to year thereafter so long as approved annually in accordance with the 1940 Act and the rules thereunder.  This Agreement may be terminated without penalty on sixty (60) days' written notice to the Sub-Adviser (i) by the Adviser, (ii) by vote of the Board of Trustees of the Company, or (iii) by vote of a majority of the outstanding voting securities of the Fund; or it may be terminated without penalty on sixty (60) days' written notice to the Adviser by the Sub-Adviser.  This Agreement will terminate automatically in the event of its assignment or upon any termination of the Investment Advisory Agreement.  The terms “assignment” and “vote of majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

6.

General Provisions.

(a)

The Sub-Adviser may rely on information reasonably believed by it to be accurate and reliable.  Except as may otherwise be provided by the 1940 Act, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability for any error of judgment or mistake of law or for any loss arising out of any investment or other act or omission in the performance by the Sub-Adviser of its duties under this Agreement or for any loss or damage resulting from the imposition by any government or exchange control restrictions which might affect the liquidity of the Fund's assets, or from acts or omissions of custodians or securities depositories or from any war or political act of any foreign government to which such assets might be exposed, provided that nothing herein shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Adviser or the Company or to its shareholders to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the Sub-Adviser's reckless disregard of its obligations and duties hereunder or a breach of its fiduciary duty.

(b)

The Adviser understands that the Sub-Adviser now acts, will continue to act, or may act in the future, as investment adviser or investment sub-adviser to fiduciary and other managed accounts, including other investment companies, and the Adviser has no objection to the Sub-Adviser so acting, provided that the Sub-Adviser duly performs all obligations under this Agreement. The Adviser also understands that the Sub-Adviser may give advice and take action with respect to any of its other clients or for its own account which may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Fund.  Nothing in this Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Fund, any security which the Sub-Adviser or its shareholders, directors, officers, employees or affiliates may purchase or sell for its or their own account(s) or for the account of any other client.

(c)

Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser, or the right of any of its officers, directors or employees who may also be an officer, director or employee of the Company, or person otherwise affiliated with the Company (within the meaning of the 1940 Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature or to render services of any kind to any other trust corporation, firm, individual or association.

(d)

Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Illinois.  The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(e)

Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the appropriate party at the following addresses.

The Adviser at:

1776-A South Naperville Road, Suite 100

Wheaton, Illinois 60187

Attention: Robert S. Bacarella, President

The Sub-Adviser at:

5 Greenwich Office Park

Greenwich, CT 06831

Attention: Matthew Dalton, Chief Executive Officer

(f)

Sub-Adviser agrees to notify Adviser of any change in Sub-Adviser's senior officers, portfolio managers, and directors within a reasonable time after such change.  Sub-Adviser further agrees to provide Adviser with any amendments to Parts I and II of its ADV within a reasonable time after such amendments and notify Adviser of any regulatory, civil or criminal proceedings, actions or complaints involving the Sub-Adviser or its affiliates within a reasonable time.

(g)

This Agreement may be amended in accordance with the 1940 Act.

(h)

This Agreement constitutes the entire agreement among the parties hereto.

(i)

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall together, constitute only one instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

BELLE HAVEN INVESTMENTS L.P.

By:  ___________________________

Matthew Dalton

    Chief Executive Officer

MONETTA FINANCIAL SERVICES, INC.

By:  ___________________________

Robert S. Bacarella

    President

[FORM OF PROXY CARD]

MONETTA TRUST
Monetta Intermediate Bond Fund

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

Robert S. Bacarella, Maria Cesario De Nicolo, and Christina M. Curtis, or either of them, with power of substitution, are hereby authorized as proxies to represent, and to vote the shares of beneficial interest (the “Shares”) of the Monetta Intermediate Bond Fund (the “Fund”), a series of the Monetta Trust (the “Trust”), owned by the undersigned shareholder(s) at the Special Meeting of Shareholders of the Fund to be held at 9:00 a.m., Central Time, on Monday, January 25, 2007 at 1776-A South Naperville Road, Suite 100, Wheaton, Illinois 60187, and at any adjournment thereof.  The proxies are to vote the Shares of the undersigned as instructed below and in accordance with their judgment on all other matters which may properly come before the meeting.  If no specification is made below, this proxy will be voted in favor of the proposal.

The Board of Trustees recommends voting FOR the proposal.

1.

Approval of Proposed Investment Sub-Advisory Agreement between Monetta Financial Services Inc. and Belle Haven Investments, L.P.:

[ ] FOR

[ ] AGAINST

[ ] ABSTAIN

Please sign this proxy card and return it promptly in the enclosed envelope.

Dated:

, _____

Dated:

, _____
Joint Tenant (if any)